Exhibit 99.1

News Release	2009-22 Contact Dianne VanBeber Vice President, Investor Relations and Communications dianne.vanbeber@intelsat.com +1 202 944 7406

Intelsat Reports First Quarter 2009 Results

First Quarter 2009 Revenue of $632 Million Advances 10 Percent as Compared to Prior Year Period

Pembroke, Bermuda, May 13, 2009

Intelsat, Ltd., the world’s leading provider of fixed satellite services, today reported results for the three-month period ended March 31, 2009.

Intelsat, Ltd. reported revenue of $631.8 million and a net loss of $557.6 million for the three months ended March 31, 2009. The net loss reflects non-cash charges of $499.1 million for orbital location impairments. The company also reported Intelsat, Ltd. EBITDA[i], or earnings before net interest, loss on early extinguishment of debt, taxes and depreciation and amortization, of a loss of $24.4 million, and New Bermuda Adjusted EBITDAI of $494.4 million, or 78 percent of revenue, for the three months ended March 31, 2009.

“Today’s report demonstrates that we are off to a strong start to 2009, and our team is executing across our strategic initiatives,” said Intelsat CEO Dave McGlade. “Our network services business is continuing to deliver solid growth, and recent positive developments at Intelsat General Corporation indicate growing momentum in that business as well. Our media business enjoys strong relationships with the world’s leading programmers and direct-to-home platform operators, and is positioned to support distribution of high definition and standard definition programming as globalization trends continue.”

“Our strategy for long-term growth includes building new revenue streams on satellites that are designed to optimize capacity. Our recently announced Intelsat 22 satellite is a good example, with improved coverage that enables higher fill rates, mobility beams — to support growth applications such as maritime — and a hosted UHF payload that provides incremental revenue. Overall, our business is steady in a slower economic environment, and our solid $8.7 billion backlog and recent business activity provide strong visibility for 2009 and beyond.”

Business Highlights

•

Intelsat announced that the Australian Defence Force (ADF) has agreed to purchase a specialized UHF communications payload aboard the Intelsat 22 satellite, which is scheduled for launch in 2012. As part of the “hosted payload” contract, valued at approximately $167 million, Intelsat will arrange for the construction of the UHF payload and its integration with the Intelsat 22 satellite. Intelsat is expected to operate the UHF payload and provide related services for 15 years following the launch. The Intelsat 22 satellite will be positioned at 72º East longitude over the Indian Ocean region, providing a footprint well suited to the communications needs of commercial and military applications for users spanning Europe, Africa, the Middle East and Asia.

•

Intelsat demonstrated its continued leadership in the distribution of high definition (HD) programming and global sports on the company’s single integrated platform. Fox Pan American Sports, one of the world’s largest Spanish-language sports programming ventures, will launch its new HD channel through a multi-year contract for capacity on the Intelsat 805 satellite for Latin America distribution. In total, Intelsat carries nearly 130 HD channels system wide. In addition, The World Baseball Classic, Inc. utilized Intelsat’s satellite, fiber and teleport infrastructure to transmit the 2009 World Baseball Classic. Intelsat distributed four HD and 11 standard definition feeds that circled the globe, delivering more than 800 hours of the 39 games to baseball fans. In all, four Intelsat satellites, two Intelsat teleports and Intelsat’s fiber network were used in the contribution and distribution of the programming.

•

Intelsat announced new and renewed contract awards representative of the growing applications within the network services business. The company signed significant long-term agreements with satellite services provider, MS Telecom of Angola, and European satellite solutions provider, Vizada. Intelsat renewed agreements with Hughes Network Systems, the world’s largest VSAT networking company, and African wireless operators, Gateway Communications Africa, Orange Cameroun SA and Zain Madagascar.

•	Intelsat’s system average fill rate on its approximately 2,050 station-kept transponders was 85 percent at March 31, 2009. In the first quarter, 12 net new transponders were put into service.

Financial Results for the Three Months Ended March 31, 2009

Revenue for the three months ended March 31, 2009 increased by $59.2 million, or 10 percent, as compared to the three months ended March 31, 2008 ii. New business, strong renewals, expansion of existing contracts and improved contract terms contributed to the overall favorable trends. All regions reported revenue increases, with the North America, the Europe and the Africa and Middle East regions showing the strongest gains. By service type, our revenue increased or decreased due to the following:

•

Transponder services— an aggregate increase of $32.5 million, due primarily to a $27.2 million increase in revenues from network services customers, resulting from new capacity services and strong renewals across all regions, and a $17.0 million increase in revenues from our government business customers resulting from new services and strong renewals in the North America region. This was partially offset by an $11.6 million decline in revenues from media customers primarily in the Latin America and Caribbean and the North America regions.

•

Managed services— an aggregate increase of $6.2 million, due primarily to a $6.5 million increase in revenue from network services customers resulting from new business and service expansion in trunking and private line solutions and GXS broadband solutions in the Africa and Middle East and the Europe regions.

•

Channel— a decrease of $3.2 million related to continued declines from the migration of point-to-point satellite traffic to fiber optic cables across transoceanic routes and the optimization of customer networks, a trend which we expect will continue.

•

Mobile satellite services and other— an aggregate increase of $23.7 million, primarily due to a $21.5 million increase in revenue from professional and technical services performed for satellite operators and other customers of our satellite-related services business, including the completion of a resale of a launch vehicle during the first quarter of 2009, and increases in usage based mobile services for our government business customers.

Total operating expenses for the three months ended March 31, 2009 increased by $175.6 million, or 25 percent, to $868.0 million as compared to $692.4 million for the same period in 2008. The increase was primarily due to a non-cash charge for orbital locations impairment of $499.1 million, partially offset by $313.1 million in transaction costs incurred in the first quarter of 2008 upon consummation of the acquisition of Intelsat’s parent, Intelsat Holdings, Ltd., by Intelsat Global, Ltd., an entity controlled by funds advised by BC Partners Holdings Limited, Silver Lake Partners and certain other equity investors (the “New Sponsors Acquisition”), with no such costs incurred in the first quarter of 2009. First quarter 2009 operating expense includes an $8.0 million loss on undesignated interest rate swaps comprised of $14.5 million in net interest expense, representing the difference between the amount of floating rate of interest received and the amount of fixed rate interest paid, partially offset by a $6.5 million increase in the fair value of our swap instruments. Changes in direct costs of revenue, selling, general and administrative expenses, depreciation and amortization and interest expense, net are described below.

•

Direct costs of revenue increased by $23.0 million, or 29 percent, to $103.5 million for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008. The increase was due primarily to:

•	an increase of $15.1 million in cost of sales related to the re-sale of a launch vehicle by our satellite-related services business; and

•	an increase of $7.7 million for purchases of fixed and mobile third-party capacity for services sold to government business customers.

•

Selling, general and administrative expenses decreased by $1.6 million, or 3 percent, to $46.5 million for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008. The decrease was due primarily to a decline in staff-related expenses due to the recording of certain employee related expenses during the first quarter of 2008.

•

Depreciation and amortization expense increased by $3.1 million, or 1 percent, to $210.9 million for the three months ended March 31, 2009 as compared to the three months ended March 31, 2008. This increase was primarily due to:

•	an increase of $8.5 million in depreciation expense resulting from satellites placed into service following the first quarter of 2008;

•

an increase of $3.8 million in depreciation and amortization expense primarily attributable to the write-up of our depreciable assets and amortizable assets to fair value upon the closing of the New Sponsors Acquisition; partially offset by

•

a net decrease of $9.2 million in depreciation expense due to changes in estimated useful lives, the impairment of Galaxy 26 and certain satellites, ground and other assets becoming fully depreciated in 2009.

•

Interest expense, net consists of the gross interest expense we incur less the amount of interest we capitalize related to capital assets under construction and less interest income earned. Interest expense, net increased by $46.0 million, or 15 percent, to $350.7 million for the three months ended March 31, 2009, as compared to $304.7 million for the three months ended March 31, 2008. The increase in interest expense was principally due to the following:

•	an increase of $50.1 million due to the incurrence or assumption of approximately $3.7 billion of net additional indebtedness in connection with the New Sponsors Acquisition;

•

an increase of $4.9 million due to a higher principal amount of debt and higher interest rates resulting from the repurchase or repayment of certain notes or loans in connection with our change of control offers that were completed in the second and third quarters of 2008; and

•

an increase of $3.9 million due to the offering by Intelsat Subsidiary Holding Company, Ltd. of $400.0 million aggregate principal amount of 8 7/8 percent Senior Notes due 2015 in February 2009; partially offset by

•	lower interest expense of $16.9 million due to lower interest rates on our variable rate debt in 2009 as compared to the first quarter of 2008.

The non-cash portion of total interest expense, net was $104.1 million for the three months ended March 31, 2009 and included $72.8 million of payment-in-kind (“PIK”) interest expense. The remaining non-cash interest expense was primarily associated with the amortization of the deferred financing fees incurred as a result of new or refinanced debt and the amortization and accretion of discounts and premiums recorded to adjust our debt to fair value in connection with the New Sponsors Acquisition.

EBITDA, New Bermuda Adjusted EBITDA and Other Financial Metrics

Intelsat, Ltd. EBITDA, a loss of $24.4 million for the three months ended March 31, 2009 reflected a decrease of $115.5 million from $91.2 million, or 16 percent of revenue, for the same period in 2008. New Bermuda Adjusted EBITDA increased by $37.7 million to $494.4 million, or 78 percent of revenue, for the three months ended March 31, 2009 from $456.7 million, or 80 percent of revenue, for the same period in 2008. The lower margin percentage during the first quarter of 2009 reflected the impact of the lower margins on the re-sale of a launch vehicle as compared to the margins on our other services and higher off-network capacity sales in the first quarter of 2009 as compared to the prior year period.

At March 31, 2009, Intelsat’s backlog, representing expected future revenue under contracts with customers and Intelsat’s pro rata share of backlog in its joint venture investments, was $8.7 billion. At December 31, 2008, Intelsat’s backlog was $8.8 billion.

Intelsat management has reviewed the data pertaining to the use of the Intelsat system and is providing revenue information with respect to that use by customer set and service type in the following tables. Intelsat management believes this provides a useful perspective on the changes in revenue and customer trends over time.

Revenue Percentage Contribution Comparison by Customer Set

and Service Type

By Customer Set

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2009
Network Services	48%	49%
Media	36%	31%
Government	14%	15%
Other	2%	5%

By Service Type

	Three Months Ended March 31, 2008	Three Months Ended March 31, 2009
Transponder Services	76%	74%
Managed Services	13%	13%
Channel	7%	5%
Mobile Satellite Services/Other	4%	8%

Free Cash Flow from Operations and Capital Expenditures

Intelsat generated negative free cash flow from operationsi of $50.6 million during the three months ended March 31, 2009, as the result of interest and satellite construction payments as well as changes in working capital during the period. Free cash flow from operations is defined as net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Payments for satellites and other property and equipment during the three months ended March 31, 2009 totaled $132.6 million.

Intelsat is in the process of procuring and building 11 satellites that are expected to be launched throughout the next three years, including the New Dawn joint venture satellite. The company expects that 2009 total capital expenditures will range from approximately $625 million to $675 million, excluding capital expenditures related to the New Dawn satellite, for which our cash contributions in 2009 are expected to be minimal.

End Notes

[i]

In this release, financial measures are presented both in accordance with generally accepted accounting policies (“GAAP”) and also on a non-GAAP basis. All combined period results, EBITDA, Adjusted EBITDA, free cash flow from operations figures and related margins included in this release are non-GAAP financial measures. Please see the consolidated financial information below for information reconciling non-GAAP financial measures to comparable GAAP financial measures. New Bermuda Adjusted EBITDA is a term based on Adjusted EBITDA, as defined in the indenture governing the 11 1/4% Senior Notes due 2017 and 11 1/2%/12 1/2% Senior PIK Election Notes due 2017 issued by Intelsat Bermuda on June 27, 2008. Please see the reconciliations of New Bermuda Adjusted EBITDA to Intelsat, Ltd. EBITDA provided with the consolidated financial information below.

ii

For comparative purposes, we have combined the predecessor and successor entity periods (pre- and post-New Sponsors Acquisition on February 4, 2008) from January 1, 2008 to January 31, 2008 and from February 1, 2008 to March 31, 2008 in our discussion above, as we believe this combination is useful to provide the reader a period-over-period comparison for purposes of understanding our operating results. We believe this combination of results facilitates an investor’s understanding of our results of operations for the three months ended March 31, 2009 compared to the combined three months ended March 31, 2008. This combination is not a measure in accordance with GAAP and should not be used in isolation or substituted for the separate predecessor entity and successor entity results.

Conference Call Information

Intelsat management will host a conference call with investors and analysts at 11:00 a.m. ET on Wednesday, May 13, 2009 to discuss the company’s financial results for the three months ended March 31, 2009. Access to the live conference call will also be available via the Internet at the Intelsat Web site: www.intelsat.com/investors. To participate on the live call, U.S.-based participants should call (866) 783-2139. Non-U.S. participants should call +1 (857) 350-1598. The participant pass code is 19176375. Participants will have access to a replay of the conference call through Wednesday, May 20, 2009. The replay number for U.S.-based participants is (888) 286-8010 and for non-U.S. participants is +1 (617) 801-6888. The participant pass code is 50864524.

About Intelsat

Intelsat is the leading provider of fixed satellite services worldwide. For more than 40 years, Intelsat has been delivering information and entertainment for many of the world’s leading media and network companies, multinational corporations, Internet service providers and governmental agencies. Intelsat’s satellite, teleport and fiber infrastructure is unmatched in the industry, setting the standard for transmissions of video, data and voice services. From the globalization of content and the proliferation of HD, to the expansion of cellular networks and broadband access, with Intelsat, advanced communications anywhere in the world are closer, by far.

Intelsat Safe Harbor Statement: Some of the statements in this news release constitute “forward-looking statements” that do not directly or exclusively relate to historical facts. The forward-looking statements made in this release reflect Intelsat’s intentions, plans, expectations, assumptions and beliefs about future events and are subject to risks, including known and unknown risks, uncertainties and other factors, many of which are outside of Intelsat’s control. Important factors that could cause actual results to differ materially from the expectations expressed or implied in the forward-looking statements include known and unknown risks. Some of the factors that could cause actual results to differ from historical results or those anticipated or predicted by these forward-looking statements include: risks associated with operating our in-orbit satellites; satellite launch failures, satellite launch and construction delays and in-orbit failures or reduced performance; potential changes in the number of companies offering commercial satellite launch services and the number of commercial satellite launch opportunities available in any given time period that could impact our ability to timely schedule future launches and the prices we have to pay for such launches; our ability to obtain new satellite insurance policies with financially viable insurance carriers on commercially reasonable terms or at all, as well as the ability of our insurance carriers to fulfill their obligations; possible future losses on satellites that are not adequately covered by insurance; domestic and international government regulation; changes in our revenue backlog or expected revenue backlog for future services; pricing pressure and overcapacity in the markets in which we compete; inadequate access to capital markets; the competitive environment in which we operate; customer defaults on their obligations owed to us; our international operations and other uncertainties associated with doing business internationally; and litigation. Known risks include, among others, the risks included in Intelsat’s annual report on Form 10-K for the year ended December 31, 2008 and its other filings with the U.S. Securities and Exchange Commission, the political, economic and legal conditions in the markets we are targeting for communications services or in which we operate and other risks and uncertainties inherent in the telecommunications business in general and the satellite communications business in particular. Because actual results could differ materially from Intelsat’s intentions, plans, expectations, assumptions and beliefs about the future, you are urged to view all forward-looking statements contained in this news release with caution. Intelsat does not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1, 2008 to January 31, 2008	Period February 1, 2008 to March 31, 2008	Three Months Ended March 31, 2008	Three Months Ended March 31, 2009
Revenue	$190,261	$382,417	$572,678	$631,847
Operating expenses:
Direct costs of revenue (exclusive of depreciation and amortization)	25,683	54,796	80,479	103,520
Selling, general and administrative	18,485	29,575	48,060	46,510
Depreciation and amortization	64,157	143,679	207,836	210,929
Transaction costs	313,102	—	313,102	—
Impairment of asset value	—	—	—	499,100
Loss on undesignated interest rate swaps	11,431	31,520	42,951	7,956

Total operating expenses	432,858	259,570	692,428	868,015

Income (loss) from operations	(242,597)	122,847	(119,750)	(236,168)
Interest expense, net	80,275	224,410	304,685	350,720
Loss on early extinguishment of debt	—	—	—	(14,876)
Other income, net	535	2,544	3,079	932

Loss before income taxes	(322,337)	(99,019)	(421,356)	(600,832)
Provision for (benefit from) income taxes	(10,476)	1,808	(8,668)	(43,246)

Net loss	(311,861)	(100,827)	(412,688)	(557,586)
Net Income attributable to noncontrolling interest	—	—	—	(60)

Net loss attributable to Intelsat, Ltd.	$(311,861)	$(100,827)	$(412,688)	$(557,646)

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET LOSS TO EBITDA

($ in thousands)

	Combined
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2009
Net loss attributable to Intelsat, Ltd.	$(412,688)	$(557,646)
Add:
Interest expense, net	304,685	350,720
Loss on early extinguishment of debt	—	14,876
Benefit from income taxes	(8,668)	(43,246)
Depreciation and amortization	207,836	210,929

EBITDA	$91,165	$(24,367)

EBITDA margin	16%	-4%

Note:

Intelsat, Ltd. EBITDA consists of earnings before interest, loss on early extinguishment of debt, taxes and depreciation and amortization. EBITDA is a measure commonly used in the fixed satellite services sector, and Intelsat presents Intelsat, Ltd. EBITDA to provide further information with respect to its operating performance. Intelsat, Ltd. EBITDA margin is defined as Intelsat, Ltd. EBITDA divided by total revenues. Intelsat uses Intelsat, Ltd. EBITDA as one criterion for evaluating its performance relative to that of its peers. Intelsat believes that Intelsat, Ltd. EBITDA is an operating performance measure, and not a liquidity measure, that provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and ages of related assets among otherwise comparable companies. However, Intelsat, Ltd. EBITDA and Intelsat, Ltd. EBITDA margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Intelsat, Ltd. EBITDA or Intelsat, Ltd. EBITDA margin as an alternative to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF CASH FLOW FROM OPERATIONS TO

NEW BERMUDA ADJUSTED EBITDA AND SUB HOLDCO ADJUSTED EBITDA

($ in thousands)

	Combined
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2009
Reconciliation of net cash provided by operating activities to net loss:
Net cash provided by operating activities	$226,197	$81,952
Depreciation and amortization	(207,836)	(210,929)
Impairment of asset value	—	(499,100)
Provision for doubtful accounts	460	1,167
Foreign currency transaction gain (loss)	997	(846)
Loss on disposal of assets	—	(1,943)
Share-based compensation expense	(198,605)	(466)
Deferred income taxes	19,356	49,912
Amortization of discount, premium and issuance costs	(24,114)	(31,276)
Interest paid-in-kind	(26,825)	(72,843)
Loss on early extinguishment of debt	—	(14,496)
Share in gain of unconsolidated affiliates	—	132
Gain (loss) on undesignated interest rate swaps	(43,565)	6,505
Other non-cash items	(134)	(43)
Changes in operating assets and liabilities, net of effect of acquisition	(158,619)	134,628

Net loss attributable to Intelsat, Ltd.	(412,688)	(557,646)

Add (Subtract):
Interest expense, net	304,685	350,720
Loss on early extinguishment of debt	—	14,876
Benefit from income taxes	(8,668)	(43,246)
Depreciation and amortization	207,836	210,929

Intelsat, Ltd. EBITDA	91,165	(24,367)

Add (Subtract):
Parent and intercompany expenses, net	3,471	2,922
EBITDA from unrestricted subsidiaries	—	(512)
Compensation and benefits	2,699	1,635
Transaction costs	313,102	—
Acquisition related expenses	3,305	5,797
Share in gain of unconsolidated affiliates	(105)	(132)
Impairment of asset value	—	499,100
Loss on undesignated interest rate swaps	42,951	7,956
Non-recurring and other non-cash items	3,111	4,264
Satellite performance incentives	(2,971)	(2,231)

New Bermuda Adjusted EBITDA	456,728	494,432

New Bermuda Adjusted EBITDA Margin	80%	78%

Add (Subtract):
Intelsat Corp Adjusted EBITDA	(216,441)	(185,592)
Parent and intercompany expenses	100	244
Non-recurring intercompany expenses	34,991	—
Satellite performance incentives	2,971	2,231

Sub Holdco Adjusted EBITDA	$278,349	$311,315

Note:

Intelsat calculates a measure called New Bermuda Adjusted EBITDA, based on the term Adjusted EBITDA, as defined in the indenture governing the 2017 Bermuda PIK Notes. New Bermuda Adjusted EBITDA consists of Intelsat, Ltd. EBITDA as adjusted to exclude or include certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under this indenture as described in the table above. New Bermuda Adjusted EBITDA as presented above is calculated only with respect to Intelsat Bermuda and its subsidiaries. New Bermuda Adjusted EBITDA is a material component of certain ratios used in this indenture, such as the unsecured indebtedness leverage ratio and the secured indebtedness leverage ratio. New Bermuda Adjusted EBITDA Margin is defined as New Bermuda Adjusted EBITDA divided by Intelsat Bermuda total revenues.

Intelsat also calculates a measure called Sub Holdco Adjusted EBITDA, based on the term Consolidated EBITDA, as defined in the Credit Agreement of Intelsat Sub Holdco dated as of July 3, 2006, as amended. Sub Holdco Adjusted EBITDA consists of EBITDA as adjusted to exclude certain unusual items, certain other operating expense items and other adjustments permitted in calculating covenant compliance under the Credit Agreement as described in the table above. Sub Holdco Adjusted EBITDA as presented above is calculated only with respect to Intelsat Sub Holdco and its subsidiaries. Sub Holdco Adjusted EBITDA is a material component of certain covenant ratios used in the Credit Agreement that apply to Intelsat Sub Holdco and its subsidiaries, such as the secured debt leverage ratio and total leverage ratio.

New Bermuda Adjusted EBITDA, Sub Holdco Adjusted EBITDA and New Bermuda Adjusted EBITDA Margin are not measures of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider Sub Holdco Adjusted EBITDA, New Bermuda Adjusted EBITDA or New Bermuda Adjusted EBITDA Margin as alternatives to operating income or net loss or operating or net income (loss) margin, determined in accordance with GAAP, as indicators of Intelsat’s operating performance, or as alternatives to cash flows from operating activities, determined in accordance with GAAP, as indicators of cash flows or as measures of liquidity.

INTELSAT, LTD.

CONSOLIDATED BALANCE SHEETS

($ in thousands)

	As of December 31, 2008	As of March 31, 2009
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$470,211	$402,730
Receivables, net of allowance of $20,237 in 2008 and $18,787 in 2009	302,934	312,537
Deferred income taxes	48,623	48,785
Prepaid expenses and other current assets	56,883	48,814

Total current assets	878,651	812,866
Satellites and other property and equipment, net	5,339,671	5,288,147
Goodwill	6,774,334	6,774,334
Non-amortizable intangible assets	2,957,200	2,458,100
Amortizable intangible assets, net	1,124,275	1,087,751
Other assets	583,201	577,388

Total assets	$17,657,332	$16,998,586

LIABILITIES AND SHAREHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable and accrued liabilities	$125,310	$101,662
Employee related liabilities	49,184	26,628
Accrued interest payable	410,082	268,971
Current portion of long-term debt	99,358	97,876
Deferred satellite performance incentives	26,247	21,905
Other current liabilities	135,032	109,903

Total current liabilities	845,213	626,945

Long-term debt, net of current portion	14,773,975	14,924,226
Deferred satellite performance incentives, net of current portion	128,972	123,955
Deferred revenue, net of current portion	166,311	170,728
Deferred income taxes	562,742	535,550
Accrued retirement benefits	235,014	236,125
Other long-term liabilities	436,258	429,605

Noncontrolling interest	4,500	4,560

Shareholder’s equity (deficit):
Ordinary shares, 12,000 shares authorized, issued and outstanding	12	12
Paid-in capital	1,461,006	1,461,483
Accumulated deficit	(886,306)	(1,443,952)
Accumulated other comprehensive loss	(70,365)	(70,651)

Total shareholder’s equity (deficit)	504,347	(53,108)

Total liabilities and shareholder’s equity (deficit)	$17,657,332	$16,998,586

INTELSAT, LTD.

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Predecessor Entity	Successor Entity	Combined	Successor Entity
	Period January 1 to January 31, 2008	Period February 1 to March 31, 2008	Three Months Ended March 31, 2008	Three Months Ended March 31, 2009
Cash flows from operating activities:
Net loss	$(311,861)	$(100,827)	$(412,688)	$(557,646)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	64,157	143,679	207,836	210,929
Impairment of asset value	—	—	—	499,100
Provision for doubtful accounts	3,922	(4,382)	(460)	(1,167)
Foreign currency transaction (gain) loss	(137)	(860)	(997)	846
Loss on disposal of assets	—	—	—	1,943
Share-based compensation expense	196,414	2,191	198,605	466
Deferred income taxes	(16,668)	(2,688)	(19,356)	(49,912)
Amortization of discount, premium, issuance costs and other non-cash items	6,494	17,620	24,114	31,276
Interest paid-in-kind	—	26,825	26,825	72,843
Loss on early extinguishment of debt	—	—	—	14,496
Share in loss of unconsolidated affiliates	—	—	—	(132)
(Gain) loss on undesignated interest rate swaps	11,748	31,817	43,565	(6,505)
Other non-cash items	108	26	134	43
Changes in operating assets and liabilities, net of effect of acquisition:
Receivables	358	18,101	18,459	(8,436)
Prepaid expenses and other assets	(25,270)	2,726	(22,544)	1,611
Accounts payable and accrued liabilities	70,704	87,916	158,620	(99,470)
Deferred revenue	14,342	12,114	26,456	(23,537)
Accrued retirement benefits	78	307	385	1,111
Other long-term liabilities	5,230	(27,987)	(22,757)	(5,907)

Net cash provided by operating activities	19,619	206,578	226,197	81,952

Cash flows from investing activities:
Payments for satellites and other property and equipment (including capitalized interest)	(24,701)	(81,825)	(106,526)	(132,550)
Proceeds from sale of other property and equipment	—	—	—	744
Capital contribution to unconsolidated affiliates	—	(3,554)	(3,554)	(6,105)
Other investing activities	—	—	—	1,187

Net cash used in investing activities	(24,701)	(85,379)	(110,080)	(136,724)

Cash flows from financing activities:
Repayments of long-term debt	(168,847)	(1,260,000)	(1,428,847)	(376,078)
Proceeds from issuance of long-term debt	—	—	—	382,485
Proceeds from revolving credit facility	150,000	—	150,000	—
Debt issuance costs	—	—	—	(7,331)
Repayments of funding of capital expenditures by customer	—	(9,362)	(9,362)	—
Payment of premium on early retirement of debt	—	(38,473)	(38,473)	—
Principal payments on deferred satellite performance incentives	(1,333)	(3,650)	(4,983)	(9,359)
Principal payments on capital lease obligations	(2,124)	(2,131)	(4,255)	(1,580)

Net cash used in financing activities	(22,304)	(1,313,616)	(1,335,920)	(11,863)

Effect of exchange rate changes on cash and cash equivalents	137	860	997	(846)

Net change in cash and cash equivalents	(27,249)	(1,191,557)	(1,218,806)	(67,481)
Cash and cash equivalents, beginning of period	426,569	1,514,647	1,541,896	470,211

Cash and cash equivalents, end of period	$399,320	$323,090	$323,090	$402,730

Note: The increase in cash and cash equivalents between the predecessor entity ending balance and the successor entity opening balance is due to approximately $1.1 billion in cash received in connection with the closing of the New Sponsors Acquisition Transactions.

INTELSAT, LTD.

UNAUDITED RECONCILIATION OF NET CASH PROVIDED BY OPERATING

ACTIVITIES

TO FREE CASH FLOW FROM OPERATIONS

($ in thousands)

	Combined
	Three Months Ended March 31, 2008	Three Months Ended March 31, 2009
Net cash provided by operating activities	$226,197	$81,952
Payments for satellites and other property and equipment (including capitalized interest)	(106,526)	(132,550)

Free cash flow from (for) operations	$119,671	$(50,598)

Note:

Free cash flow from operations consists of net cash provided by operating activities, less payments for satellites and other property and equipment (including capitalized interest). Free cash flow from operations is not a measurement of cash flow under GAAP. Intelsat believes free cash flow from operations is a useful measure of financial performance that shows a company’s ability to fund its operations. Free cash flow from operations is used by Intelsat in comparing its performance to that of its peers and is commonly used by analysts and investors in assessing performance. Free cash flow from operations does not give effect to cash used for debt service requirements, and thus does not reflect funds available for investment or other discretionary uses. Free cash flow from operations is not a measure of financial performance under GAAP, and may not be comparable to similarly titled measures of other companies. You should not consider free cash flow from operations as an alternative to operating or net income, determined in accordance with GAAP, as an indicator of Intelsat’s operating performance, or as an alternative to cash flows from operating activities, determined in accordance with GAAP, as an indicator of cash flows or as a measure of liquidity.